Exhibit 19.1

DISCLOSURE, CONFIDENTIALITY & INSIDER TRADING POLICY

The Policy

This Policy establishes procedures that are designed to (i) permit the disclosure of information about Verses Technologies Inc. (“Verses” or the “Company”) to the public in an informative, timely and broadly disseminated manner, (ii) ensure that non-publicly disclosed information remains confidential, and (iii) ensure that trading of the Company’s securities by directors, officers and employees of the Company remains in compliance with applicable securities laws. The implementation of such policies and procedures is important in developing sound disclosure practices and maintaining investor confidence, as well as complying with securities laws and the Exchange’s rules on disclosure and trading.

The directors of the Company have approved this Policy.

Definitions Used in this Policy

Certain defined terms used in this Policy are set out in Schedule “A”.

Terms of this Policy

If there is any question or concern with respect to the application of this Policy to any Employee or to any particular circumstance, a Disclosure Officer (Parts I and II) or an Information Officer (Part III), as applicable, should be contacted for guidance.

PART I

DISCLOSURE

1.	Timely Disclosure

The Company will publicly disclose Material Information immediately upon it becoming apparent that the information is material except in restricted circumstances where immediate release of the information would be unduly detrimental to the interests of the Company (and where the Company complies with any confidential filing obligations and maintains confidentiality of the information). In addition to being illegal if conducted in breach of applicable laws, unusual trading marked by significant changes in the price or trading volumes of the Company’s securities prior to the announcement of Material Information may embarrass the Company and may damage its reputation with the investing public and lead to investigations by regulatory authorities.

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2.	Disclosure Officers

For purposes of this Policy, the Chief Financial Officer of the Company has been designated as the Disclosure Officer and can be contacted at kevin.w@verses.io.

Generally, the Disclosure Officer, and employees/contractors engaged in investor relations activities are the only individuals authorized to communicate with analysts and investors about information concerning the Company. Employees who are not Disclosure Officers should refer all calls or other communications from shareholders and holders of other securities of the Company, the financial community and media which relate to the Company to the Disclosure Officer. If an Employee has any doubt as to whether any calls or other communications may relate to Company policies, Undisclosed Material Information or legal issues, the Employee should refrain from responding and should refer the communication to the Disclosure Officer. Employees should err on the side of caution. If it is appropriate for an Employee to discuss information about the Company, the Employee should, if possible, first advise a Disclosure Officer of the nature of the information to be discussed and, afterwards, advise the Disclosure Officer of what actually was discussed. Employees may not communicate Undisclosed Material Information unless they have prior permission from a Disclosure Officer, which permission will not be given unless the provisions of Part II of this Policy are complied with.

The Disclosure Officer, as well as corporate counsel, must continue to be fully apprised of Company developments, in order that they be in a position to evaluate and discuss those events that may impact on the disclosure process (e.g., the status of any merger activities, material operational developments, extraordinary transactions, management changes, etc.). The directors must also be kept aware of all material developments and significant information disseminated to the public. If it is deemed that Material Information should remain confidential, the Disclosure Officer will determine how that information will be controlled. In addition, if any Employee becomes aware of any information that may constitute Material Information, the Employee must advise a Disclosure Officer as soon as possible.

3.	What Constitutes Material Information?

Information is material if it would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities. Materiality judgements involve taking into account a number of factors, including the nature of the information itself, the volatility of the Company’s securities and prevailing market conditions. The materiality of a particular event or piece of information varies between companies according to their size, the nature of their operations and many other factors. An event which is “significant” or “major” for a smaller company may not be material to a larger company. The Company will attempt to monitor the market’s reaction to information that is publicly disclosed by it. Ongoing monitoring and assessment of market reaction will be helpful when making materiality judgements in the future.

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A good rule of thumb is that if the information would influence an Employee’s decision to buy or sell securities of the Company, the information is probably material. If an Employee is unsure whether or not information is material, the Employee should immediately contact a Disclosure Officer before disclosing it to anyone. Employees should err on the side of caution in such matters. If the Disclosure Officer is unable to determine whether or not the information is material, the Disclosure Officer may convene a meeting of senior management and, if necessary, the directors, to determine, with the assistance of the Company’s legal counsel, if appropriate, if the information is material, whether or not it should be disclosed or remain confidential, and if the information needs to be disclosed, the method for disseminating the information.

Developments, whether actual or proposed, which are likely to give rise to material information and thus to require prompt disclosure may include, but are not limited to, those events listed on Schedule “B”.

4.	Basic Disclosure Rules

All public disclosure of Material Information pursuant to this Policy must be made by way of press release disseminated through a widely circulated newswire service company.

In order to maintain consistent and accurate disclosure about the Company, the following principles should generally be followed:

(a)	disclosure should be factual and balanced, neither over-emphasizing favourable news nor under-emphasizing unfavourable news. Disclosure must include any information without which the rest of the disclosure would be misleading;

(b)	unfavourable information must be disclosed as promptly and completely as favourable information;

(c)	avoid unnecessary detail, exaggerated reports or promotional commentary;

(d)	no selective disclosure. Previously undisclosed information may not be disclosed to selected persons; if there is disclosure it must be made widely (i.e., by way of a press release);

(e)	disclosure must be updated if earlier disclosure has become misleading as a result of intervening events; and

(f)	if Material Information is to be announced at an analyst or securityholders’ meeting or a press conference or other forum, any such announcement must be co- ordinated with an advance general public announcement by a press release containing the relevant information.

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The Company has developed and intends to maintain a routine procedure for all corporate communications. The procedure consists of drafting a press release, circulating it for review to the Disclosure Officers and directors, and other officers as appropriate, alerting the Exchange if required by the policies of the Exchange and disseminating the release through a national wire service and other distribution channels so as to effect broad dissemination to the public. A similar review process applies to all other corporate communications, including brochures, web presentations, videos or other electronic communications used for promotional or investor relations purposes. Any significant changes to these communications should go through the same process. The Company will keep a record of the approval of these communications and make sure that only the currently approved version can be obtained.

The following general guidelines should be considered for the preparation and dissemination of news releases: (a) be clear and specific with assumptions and numbers; (b) do not hide negative facts; and (c) with the exception of Material Changes requiring immediate disclosure, news releases should be released prior to the market opening whenever possible.

Any news release containing financial information based on the Company’s financial statements (prior to the release of such financial statements) must be approved by the audit committee of the Company prior to dissemination.

5.	Conference Calls; Industry Conferences

Conference calls may be held to discuss quarterly and annual results and major corporate developments, where discussion of key aspects is accessible simultaneously to all interested parties. Such calls will be preceded by a press release containing all relevant Material Information. At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing, if applicable, the assumptions, sensitivities and a discussion of the risks and uncertainties.

The Company will provide advance public notice of the conference call by issuing a press release announcing the date and time, the subject matter of the call and providing information on how interested parties may access the call. In addition, the Company may send invitations to analysts, institutional investors, the media and others to participate. A tape recording of the conference call and/or an archived audio webcast or transcript on the Internet will be made available following the call for a reasonable period of time (generally a minimum of 30 days), for anyone interested in listening to a replay.

In advance of an analyst conference call or industry conference, to the extent practicable, the Company will endeavour to script comments and responses to anticipated questions in order to identify Undisclosed Material Information that should be publicly disclosed and will limit comments and responses to non-material information and Material Information that has previously been publicly disclosed. After the call or presentation, a debriefing should be conducted to review what was actually said and a record of what was said should be filed in the disclosure record referred to in section 12 below. If there was any unintentional selective disclosure, immediate steps should be taken to make a full public announcement.

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6.	Forward-Looking Information

Subject to the approval and disclosure procedures provided elsewhere in this Policy, the Company may provide limited forward-looking information to enable securityholders and the investment community to better evaluate the Company and its prospects, provided the Company has a reasonable basis for the forward-looking information. The Company will ensure that such statements are identified as forward-looking. Moreover, meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statements and a description of the factors or assumptions that were used in making the forward-looking statements will accompany such statements. The Company will seek the assistance of its legal counsel as appropriate to ensure that securities laws that relate to disclosure of forward-looking information are complied with.

The Company undertakes no obligations to update forward-looking statements, except as required by applicable law.

The Company, to the extent practicable in the circumstances, will update forward-looking statements that continue to be material and that change materially.

7.	Correction of Selective Disclosure

If previously Undisclosed Material Information has been inadvertently disclosed to an analyst or any other person, the information must be publicly disclosed immediately by way of press release. The Exchange should be contacted and a halt in trading in the Company’s securities should be requested pending the issuance of the press release. Pending the public release of the Material Information, the parties who have knowledge of the information should be advised that the information is material and has not been generally disclosed.

Selective disclosure most often occurs in one-on-one discussions (such as analyst meetings) and in industry conferences and other types of private meetings and break-out sessions, but it can occur elsewhere. For example, the Company should not discuss Undisclosed Material Information at its annual general meeting of shareholders.

8.	Rumours

Rumours can cause unusual market activity. The Company will respond consistently to market rumours in the following manner: “it is our policy not to comment on market rumours or speculation”. If market activity indicates that trading is being unduly influenced by rumours, the Exchange may request, or the Company may determine, that a clarifying statement be made through a press release. A trading halt may be instituted or requested pending an announcement by the Company. If the rumour is true, either in whole or in part, immediate disclosure will generally be required. The determination to make disclosure will be made by the Disclosure Officer.

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9.	Contact with Analysts and Others; Analyst Reports

The Company recognizes that meetings with analysts and significant investors are an important element of the Company’s investor relations program. The Company, with the approval of either the Chief Financial Officer or Chief Executive Officer or the board of directors of the Company, will meet with analysts and investors on an individual or small group basis (including participating in industry conferences) as needed and will initiate contacts or respond to calls in a timely, consistent and accurate fashion in accordance with the requirements of this Policy. The Company recognizes, however, that private meetings with analysts and other small group meetings carry with them the risk of inadvertent selective disclosure, which should be avoided. After an interview, press conference, discussion with an analyst or visit to the Company’s office by an analyst, a debriefing should be conducted to review what was actually said and a record of what was said should be filed in the disclosure record referred to in section 12 below.

The Chief Financial Officer and Chief Executive Officer should avoid getting involved in the contents of an analyst’s report, except to correct factual errors. Confirmation of or attempting to influence an analyst’s opinions or conclusions may be considered to be selective disclosure by the Company. “No comment” is an acceptable answer to questions that cannot be answered without violating the rule against selective disclosure. With regard to responding to financial models or drafts of analysts’ reports, it is the Company’s policy to review, on request, the model or report for publicly disclosed factual content only (not “soft” information) and to give guidance only when assumptions have been made on the basis of incorrect public data that render unrealistic conclusions. It is imperative that the control of this process be centralized through the Chief Financial Officer or Chief Executive Officer of the Company. The Company should confirm in writing that its review has been limited to publicly available factual information and detail what information (if any) has been provided by the Company to the analyst. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with an analyst’s model. Meetings with analysts may include general discussions regarding the Company’s prospects, business environment, management philosophy and long-term strategy, but should avoid discussions regarding Undisclosed Material Information.

The Company will generally not redistribute analyst reports to persons outside of the Company (including by posting such reports on its website). The Company will consider including in its regular periodic disclosures (such as its quarterly and annual management’s discussion and analysis disclosure) details about topics of interest to analysts, investors and other market participants as a means of providing more information to the marketplace generally and limiting its “selective disclosure” risks. The Company will ensure that disclosure will be consistent among all audiences, including the investment community, the media and investors.

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10.	Quiet Periods

In order to limit the potential for selective disclosure (and the perception or appearance of selective disclosure), the Company will observe a “quiet period” during which time there will be no comment on analysts’ estimates or any other comments with respect to the current financial period’s operations or expected results. The quiet period will normally commence on the last day of an interim or annual financial period and end on the trading day following the issuance of a press release or other document disclosing the results for the period.

11.	Notification of Market Surveillance

When the Exchange is open for trading, advance notice of a press release announcing Material Information must be provided to the market surveillance department (or similar department or regulation service provider) of the Exchange to determine if a halt in trading is necessary to provide time for the market to digest the news. When a press release announcing Material Information is issued outside of trading hours, the market surveillance department of the Exchange should be notified before the market opens. Copies of all press releases should be supplied to the market surveillance department of the Exchange and to the relevant securities regulators immediately.

12.	Disclosure Record

The Company will maintain a file containing all public information about the Company. This includes news releases, approved corporate communications, brokerage research reports, reports in the press and notes from meetings with analysts, securityholders and other market participants.

13.	Electronic Communications; Company Website

This Policy also applies to electronic communications, including the Company’s website. Accordingly, officers and personnel responsible for written and oral public disclosures will also be responsible for electronic communications.

The Chief Financial Officer of the Company is responsible for monitoring all information placed on the website to ensure that it is accurate, complete, up-to-date and in compliance with relevant securities laws. Disclosure on the Company’s website alone does not constitute adequate disclosure of information that is considered Undisclosed Material Information. Any disclosure of Material Information on the website will be preceded by the issuance of a press release. The Company will, however, endeavour to concurrently post to its website (or provide a link to) all documents filed on SEDAR by the Company in an effort to improve investor access to its information. Where practicable, the Company will also endeavour to post on its website all supplemental information that is given to analysts, institutional investors and other market professionals such as data books, fact sheets, slides of investor presentations or other relevant materials.

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The Company will not link to or post analysts reports on its website. The Chief Financial Officer is also principally responsible for responses to electronic inquiries. Only public information or information which could otherwise be provided in accordance with this Policy will be utilized in responding to electronic inquiries.

In order to ensure that no Undisclosed Material Information is inadvertently disclosed, Employees may not participate in Internet chat rooms or newsgroup discussions on matters pertaining to the Company’s activities or its securities. Employees who encounter a discussion pertaining to the Company should advise one of the Disclosure Officers promptly, so that the discussion may be monitored, if determined appropriate. The Company will not host or link to chat rooms, bulletin boards or news groups.

PART II

CONFIDENTIALITY

1.	When Disclosure of Material Information May Be Delayed

Where the immediate disclosure of Material Information, as is typically required by securities laws, would be unduly detrimental to the interests of the Company, securities laws may permit its disclosure may be delayed and kept confidential temporarily. Keeping Material Information confidential can only be justified where the potential harm to the Company, its business partners (including any entities related to the Company’s streams and royalties) or to investors caused by immediate disclosure may reasonably be considered to outweigh the undesirable consequences of delaying disclosure and where confidentiality of the information is maintained.

Examples of circumstances in which disclosure might be unduly detrimental to the interests of the Company include: (a) where the release of information would prejudice the ability of the Company to pursue specific and limited objectives or to complete a transaction or series of transactions that are underway; (b) where the disclosure of the information would provide competitors with confidential corporate information that would be of significant benefit to them; and (c) where the disclosure of information concerning the status of ongoing negotiations would prejudice the successful completion of those negotiations.

All decisions to delay disclosure of Material Information must be made by the Disclosure Officer in the first instance and thereafter by the board of directors. In such circumstances, the Company will comply with any obligation to make a confidential filing with applicable securities regulators and to notify the Exchange and market surveillance and, if applicable, the obligation to advise the applicable securities regulatory authorities of continued confidential treatment. The Company should also maintain confidentiality of the information, and market activity in the Company’s securities should be carefully monitored to assess whether any of the confidential information may have been leaked. Upon the Company becoming aware, or having reasonable grounds to believe, that persons or companies are purchasing or selling the Company’s securities with knowledge of Material Information, the Company must promptly generally disclose the Material Information.

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2.	Access to Confidential Information

Employees will be given access to confidential information about the Company and its business partners on an “as needed” basis only and must not disclose that information to anyone except with the prior approval of a Disclosure Officer and where such disclosure is in the necessary course of business (e.g., discussions with the Company’s bankers or advisers where the disclosure of the confidential information is necessary and the persons receiving it understand that it is to be kept confidential). Other circumstances where disclosure may be considered in the “necessary course of business” may include communications with: (i) vendors, suppliers or strategic partners; (ii) employees, officers and directors; (iii) lenders, legal counsel, auditors, underwriters and financial and other professional advisors to the Company; (iv) parties to negotiations (e.g., in connection with a private placement or acquisition); (v) labour unions and industry associations; (vi) government agencies in non-governmental regulators; and (vii) credit rating agencies. However, determining what confidential information can be disclosed in the “necessary course of business” is difficult, and the assistance of legal counsel to the Company should be sought. Selective disclosure of Material Information to analysts, institutional investors or other market professionals is not generally considered in the “necessary course of business”. Employees must not discuss confidential information in situations where they may be overheard or participate in discussions regarding decisions by others about investments in the Company.

3.	Disclosure of Confidential Information

In the event that material confidential information, or rumours respecting the same, is divulged in any manner (other than in the necessary course of business), the Company is required to make an immediate announcement on the matter. The Exchange must be notified of the announcement in advance in the usual manner and a halt in trading in the Company’s securities may be required.

4.	Disclosure of Information to Outsiders

Before a meeting with other parties at which Undisclosed Material Information of the Company may be discussed in compliance with this Policy, the other parties should be told that they must not divulge that information to anyone else, other than in the necessary course of business, and that they may not trade in the Company’s securities until after the information is publicly disclosed and a reasonable period of time for its dissemination has passed. In such circumstances, the feasibility of having such parties enter into a confidentiality agreement with the Company should be considered.

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PART III

INSIDER TRADING POLICY

1.	General Prohibition

No Employees or Restricted Persons may Trade in the securities of the Company when they are aware of Undisclosed Material Information until the information is publicly disclosed and a reasonable period of time for its dissemination has passed. Generally, “a reasonable period of time” will be two (2) trading days; however, it may be shorter or longer depending on the market following of the Company. An Information Officer should be consulted to determine what would be a “reasonable period of time” in the circumstances.

In addition, Employees or Restricted Persons are prohibited from informing, or “tipping”, anyone else about that Undisclosed Material Information unless it is necessary in the course of the Company’s business (as discussed in Part II, section 2 above). It is also illegal for Employees or Restricted Persons with knowledge of Undisclosed Material Information to recommend or encourage another person to Trade securities of the Company. These prohibitions extend to other securities whose price or value may reasonably be expected to be affected by changes in the price of the Company’s securities and includes the granting or exercise of options. Rapid buying and selling by Employees and Restricted Persons of the Company’s securities is strongly discouraged because of the possible perception of trading on Undisclosed Material Information.

2.	Information Officer

For purposes of this Policy, the Chief Financial Officer of the Company has been designated as the Information Officer. Employees or Restricted Persons must contact the Information Officer to obtain permission before Trading any securities of the Company (which includes exercise of options or other convertible securities such as warrants).

3.	Requirement to Obtain Permission to Trade

Employees or Restricted Persons must contact an Information Officer to obtain permission before Trading any securities of the Company (which includes exercise of options or other convertible securities such as warrants).

4.	Undisclosed Material Information of Other Companies

Where Employees or Restricted Persons become aware of Undisclosed Material Information concerning another public company, they may not Trade the securities of that company until the information is publicly disclosed and a reasonable period of time for its dissemination has passed. Generally, a “reasonable period of time” will be two (2) trading days; however, it may be shorter or longer depending upon the particular market following of that other company. An Information Officer should be consulted to determine what would be a “reasonable period of time” in the circumstances.

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5.	Restricted Persons

Restricted Persons are prohibited from Trading whenever there are Pending Material Developments, even if they are unaware of the details of the same. In the circumstances where there is a Pending Material Development with respect to the Company, a confidential memo will be sent to all Restricted Persons, as well as to other Employees if it is determined appropriate, informing them of the Blackout Period with respect to such Pending Material Development at which time they shall cease Trading until further notice. No reason for the Trading restriction will be provided.

During a Blackout Period, the board of directors of the Company may determine that special circumstances warrant permitting a specific Trade to occur during the Blackout Period and may approve that Trade. If Employees or Restricted Persons believe that such circumstances may apply to them in a particular instance, they may request that an Information Officer present their circumstances to the board of directors.

The board of directors of the Company is responsible for making the determination as to when a pending transaction constitutes a Pending Material Development. As guidance, a Blackout Period must at least commence once negotiations on a proposed transaction have progressed to a point where it reasonably could be expected that the market price of the Company’s securities would be significantly affected if the status of the transaction were publicly disclosed.

6.	Blackout Periods

The Information Officer, in consultation with senior management, may prescribe Blackout Periods from time to time during which all Employees and Restricted Persons will be generally restricted from Trading the Company’s securities. The purpose of such Blackout Periods is to prevent Employees and Restricted Persons who may be aware of Undisclosed Material Information from Trading the Company’s securities until such information has been disclosed and for a reasonable period of time following the disclosure of that information. Generally, a “reasonable period of time” will be two (2) trading days; however, it may be shorter or longer. The Information Officer, in consultation with senior management, will be responsible for setting the length of Blackout Periods and notifying Employees and Restricted Persons of Blackout Periods in effect.

For example, a Blackout Period may commence on the last day of an interim or annual financial period and end on the trading day following the issuance of a press release or financial statements and MD&A disclosing the results for the period.

The fact that a Blackout Period has been imposed must be kept strictly confidential.

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7.	Insider Trading Reports

“Reporting insiders” of the Company are required to file insider trading reports within five (5) days of a change in their ownership position in any securities of the Company (this includes the grant of options or other convertible securities to such persons or the exercise by them of such options or convertible securities). Reporting insiders are also required to file an “initial” insider report within ten days of the date on which the person or the Company became a reporting insider (an initial report is not required, however, when a person becomes a reporting insider if he/she has no direct or indirect beneficial ownership, control or direction over securities of the Company). These reports are to be filed electronically using the SEDI system.

Schedule “C” sets out those persons who are “reporting insiders”.

8.	Penalties

When Employees or Restricted Persons violate this Policy, it causes embarrassment and other harm to the Company. As a result, the Company may take its own disciplinary actions, which could result in termination of employment or implementation of a probationary period. The Company is also entitled to pursue legal remedies through the courts. If appropriate, the Company will also report the matter to the appropriate regulatory authorities.

The prohibition against Trading on (or informing others with respect to) Undisclosed Material Information as set forth in Canadian securities legislation can be enforced through a wide range of penalties, including: (a) fines and penal sanctions; (b) civil actions for damages; (c) an accounting to the Company for any benefit or advantage received; and (d) administrative sanctions by securities commissions, such as cease trade orders and removal of exemptions.

In particular, a contravention of the insider trading rules can result in penalties including possible civil damages to sellers or purchasers of shares, imprisonment for up to three years and fines equal to an amount that is: (a) not less than any profit made by all persons because of the contravention; and

(b) not more than the greater of $3 million and an amount equal to triple any profit made by all persons because of the contravention. Insiders, affiliates or associates of the Company who contravene the insider trading rules may also be liable to pay to the Company an amount equal to:

(a) the benefit that the person received as a result of the contravention; and (b) the benefit that all persons received as a result of the contravention.

A defence may be available if the person can show that, at the time of the purchase, sale or “tipping”, as the case may be, the person reasonably believed that the inside information had been generally disclosed.

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9.	Policy Review and Oversight

The board of directors of the Company will review this Policy as required from time to time to ensure that it is achieving its purpose. Based on the results of the review, the policy may be revised accordingly. The chairman of the board of directors of the Company shall be responsible for initiating the review.

The Chief Financial Officer, subject to the approval of the directors of the Company, shall have overall responsibility for developing and implementing this Policy, monitoring the effectiveness of and compliance with this Policy and educating the Company’s directors, officers and employees about this Policy.

Dated _________________, 2022

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SCHEDULE “A”

DEFINITIONS

“Blackout Period” means a period during which Employees and Restricted Persons are restricted by the Company from Trading the Company’s securities;

“Company” means Verses Technologies Inc. and its subsidiaries;

“Disclosure Officers” means the individuals who are responsible for communicating with analysts, the news media and investors and ensuring that Employees do not communicate confidential information about the Company;

“Employees” means all directors, officers, and other individuals currently employed or engaged as a consultant by the Company or those authorized to speak on the Company’s behalf who may become aware of Undisclosed Material Information;

“Exchange” means the NEO Exchange Inc. and any other stock exchange on which securities of the Company are listed from time to time;

“Information Officers” means the individuals whom Employees or Restricted Persons may contact to determine whether or not they may Trade the Company’s securities or reveal Undisclosed Material Information in the necessary course of business;

“insider” means:

a)	a director or an officer of an issuer,

b)	director or an officer of a person that is itself an insider or a subsidiary of an issuer,

c)	a person that has

(i)	beneficial ownership of, or control or direction over, directly or indirectly, or,

(ii)	a combination of beneficial ownership of, and control or direction over, directly or indirectly,

securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution,

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d)	an issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security,

“Material Change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision by the directors or senior management of the Company to implement a change, when confirmation of the decision by the directors or senior management, as applicable, is probable;

“Material Fact” means a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Company’s securities;

“Material Information” means any information (Material Fact or Material Change) relating to the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities;

“Pending Material Developments” means a proposed transaction of the Company that would constitute Material Information; however, a decision to proceed with the transaction has not been made by the directors or by senior management, although there is an expectation of occurrence from the directors;

“Restricted Persons” means:

(a)	directors, officers and senior management of the Company; and

(b)	Employees who are routinely in possession of Undisclosed Material Information;

“Trade” (and variants thereof including “Trading”) means entering into a transaction involving, including buying or selling, a security; and

“Undisclosed Material Information” means Material Information pertaining to the Company or its subsidiaries that has not been publicly disclosed or information that has been publicly disclosed, but a reasonable period of time for its dissemination has not passed.

SCHEDULE “B”

EXAMPLES OF POTENTIALLY MATERIAL INFORMATION

The following are examples of the types of events or information that may be material. This list is not exhaustive.

Changes in Company Structure

●	changes in security ownership that may affect control of the Company

●	major reorganizations, amalgamations, or mergers

●	take-over bids, issuer bids, or insider bids

Changes in Capital Structure

●	the public or private sale of additional securities

●	planned repurchases or redemptions of securities

●	planned splits of securities or offerings of warrants or rights to buy securities

●	any security consolidation, security exchange, or security dividend or distribution

●	changes in the Company’s dividend payments (if any) or policies

●	the possible initiation of a proxy fight

●	material modifications to rights of security holders

Changes in Financial Results

●	unexpected changes in the financial results for any periods

●	shifts in financial circumstances, such as cash flow reductions, major asset write- offs or write-downs

●	changes in the value or composition of the Company’s assets

●	any material change in the Company’s accounting policy

Changes in Business and Operations

●	significant results of business development or other similar activities

●	a significant change in capital investment plans or corporate objectives

●	major labour disputes or disputes with major contractors or suppliers

●	significant new contracts or losses of significant contracts

B-2

●	changes to the board of directors or senior management, including the departure of the CEO, CFO, or Vice President (or persons in equivalent positions)

●	the commencement of, or developments in, material legal proceedings or regulatory matters

●	waivers of corporate ethics and conduct rules for directors, officers and other key employees

●	any notice that reliance on a prior audit is no longer permissible

●	de-listing of the Company’s securities or their movement from one exchange or quotation system to another

●	any oral or written agreement to enter into any management contract, investor relations agreement, service agreement not in the normal course of business, or related party transaction

Acquisitions and Dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests

●	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

●	the borrowing or lending of a significant amount of money

●	any mortgaging or encumbering of the Company’s assets

●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

●	changes in rating agency decisions

●	significant new credit arrangements

Other

●	any other developments relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of any of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions.

SCHEDULE “C”

An insider of a reporting issuer will be a “reporting insider” if the insider is:

a)	the CEO, CFO or COO of the reporting issuer, of a “significant shareholder” of the reporting issuer or of a “major subsidiary” of the reporting issuer (as such terms are defined below);

b)	a director of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;

c)	a person or company responsible for a principal business unit, division or function of the reporting issuer;

d)	a significant shareholder of the reporting issuer;

e)	a management company that provides significant management or administrative services to the reporting issuer or a “major subsidiary” of the reporting issuer, and the CEO, CFO, COO and every director of the management company, and every significant shareholder of the management company;

f)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (e);

g)	the reporting issuer itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

h)	any other insider that

i.	in the ordinary course receives or has access to information as to material facts or material changes concerning the reporting issuer before the material facts or material changes are generally disclosed; and

ii.	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the reporting issuer.

In determining whether an insider satisfies the “significant influence” criterion, the insider should consider whether he or she exercises, or has the ability to exercise, significant influence over the business, operations, capital or development of the issuer that is reasonably comparable to that exercised by one or more of the enumerated positions in the definition of “reporting insider”.

For the purposes of the definition of a reporting issuer, a subsidiary of an issuer will be considered a “major subsidiary” of a reporting issuer if the assets or revenues of the subsidiary represent 30% or more of the consolidated assets or revenues of the reporting issuer on its most recent financial statements. This requirement will increase the threshold required to be considered a “major subsidiary” from the current threshold of 20%.

C-2

Receipt of Disclosure, Confidentiality & Insider Trading Policy

Complete form and return to:

VERSES TECHNOLOGIES INC.

E-mail: kevin.w@verses.io

I, ____________________________________acknowledge that I have received, read, understand, accept and agree to be bound by the conditions outlined in Disclosure, Confidentiality & Insider Trading Policy dated _________________, 2022.

Employee Signature	Date

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